NORTHROP GRUMMAN CORPORATION

EXHIBIT 99.2
Item 2. Properties
At December 31, 2015, we had approximately 34 million square feet of floor space at 467 separate locations, primarily in the U.S., for manufacturing, warehousing, research and testing, administration and various other uses. At December 31, 2015, we leased to third parties approximately 250,000 square feet of our owned and leased facilities, and had vacant floor space of approximately 1 million square feet.
At December 31, 2015, we had major operations at the following locations:
Aerospace Systems
Azusa, Carson, El Segundo, Manhattan Beach, Mojave, Palmdale, Redondo Beach and San Diego, CA; Melbourne and St. Augustine, FL; Devens, MA; and Moss Point, MS.
Mission Systems
Huntsville, AL; McClellan, Redondo Beach, San Diego, San Jose, Sunnyvale and Woodland Hills, CA; Aurora and Colorado Springs, CO; Apopka, FL; Rolling Meadows, IL; Annapolis, Annapolis Junction, Elkridge, Halethorpe, Linthicum and Sykesville, MD; Bellevue, NE; Bethpage and Williamsville, NY; Beavercreek and Cincinnati, OH; Salt Lake City, UT; and Chantilly, Charlottesville, Fairfax, McLean and Richmond, VA. Locations outside the U.S. include the United Kingdom, Germany and Italy.
Technology Services
Sierra Vista, AZ; Warner Robins, GA; Lake Charles, LA; Baltimore, MD; Chester and Herndon, VA; and a location in France.
Corporate
Falls Church and Lebanon, VA and Irving, TX.
The following is a summary of our floor space at December 31, 2015:

Square feet (in thousands)	Owned	Leased	U.S. Government Owned/Leased	Total
Aerospace Systems	7,237	5,894	1,930	15,061
Mission Systems	7,886	7,083	—	14,969
Technology Services	440	2,769	1	3,210
Corporate	657	495	—	1,152
Total	16,220	16,241	1,931	34,392
We maintain our properties in good operating condition and believe that the productive capacity of our properties is adequate to meet current contractual requirements and those for the foreseeable future.